                                                                    Exhibit 23.3

DATA & CONSULTING SERVICES
DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

1310 COMMERCE DRIVE                                          [SCHLUMBERGER LOGO]
PARK RIDGE 1
PITTSBURGH, PA 15275-1011
TEL: 412-787-5403
FAX:  412-787-2906


18 November 2005

Mr. George J. Zilich
BPI Industries Inc.
30775 Bainbridge Road
Suite 280
Solon, Ohio 44139

Dear Mr. Zilich:

RE:  CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As an independent oil and gas consultant, Schlumberger Technology Corporation hereby consents to the use of and references to its name and the name of its Data & Consulting Services Division and to the inclusion of and references to its report prepared for BPI Industries Inc. entitled "Reserve and Economic Evaluation of Proved Reserves of Certain BPI Industries Inc. Oil and Gas Interests as of 31 July 2005," and any of the information contained therein, in the Amendment to Form S-1 of BPI Industries Inc. to be filed with the Securities and Exchange Commission on or about November 18, 2005.

Sincerely,

/s/ Joseph H. Frantz, Jr.

Joseph H. Frantz, Jr.
Operations Manager Eastern U.S.
Data & Consulting Services
Division of Schlumberger Technology Corporation